UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 27, 2008

Hanmi Financial Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-30421	95-4788120
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

3660 Wilshire Boulevard
Los Angeles California	90010
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (213) 382-2200

Not applicable
(Former name of former address, if changed since last report)

     Check the appreciate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 27, 2008, Hanmi Financial Corporation announced the hiring of Mr. John Park as Executive Vice President and Chief Credit Officer of Hanmi Bank. Prior to joining the Bank, Mr. Park worked as Senior Vice President and Chief Credit Officer at Gateway Business Bank from October 2004. From December 1998 through March 2004, Mr. Park worked as Senior Vice President and Corporate Secretary at Hana Financial, Inc. Mr. Park will begin work with Hanmi Bank on September 2, 2008.
Mr. Park entered into an at-will employment offer letter (the “Offer Letter”) with Hanmi Bank on August 13, 2008. Pursuant to the Offer Letter, Mr. Park will receive an annual starting salary of $210,000, and be eligible to receive up to 50% of his annual salary in incentive cash compensation. In addition, Mr. Park will receive, on September 2, 2008, a stock option grant for 30,000 shares of the Company’s common stock and a restricted stock grant of 5,000 shares of the Company’s common stock. Mr. Park will also receive an auto allowance of $700 per month, cell phone allowance of $100 per month and gas card, twenty (20) days of paid annual vacation. Mr. Park will be eligible to participate in the Company’s standard employee benefits, including its 401(k) Plan. Mr. Park will receive immediate coverage of health insurance. The foregoing discussion is qualified in its entirety by Mr. Park’s Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. In addition, a copy of the press release announcing Mr. Park’s appointment is attached hereto as Exhibit 99.1.
There are no transactions in which Mr. Park has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.
10.1	Employment Offer Letter with John Park, executed August 13, 2008
99.1	Press release of August 27, 2008 announcing appointment of John Park

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2008	Hanmi Financial Corporation

	By:	/s/ JAY S. YOO

Jay S. Yoo
President and Chief Executive Officer